UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2018 (December 14, 2018)

XT ENERGY GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54520	98-0632932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No.1 Fuqiao Village, Henggouqiao Town,

Xianning, Hubei, China 437012
(Address of principal executive offices)

Registrant’s telephone number, including area code: +1 (929) 228-9298

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 14, 2018 (“Effective Date”), Xianning Xiangtian Energy Holding Group Co. Ltd. (“Xianning Xiangtian”), the variable interest entity of XT Energy Group, Inc. (the “Company”), entered into an equity investment agreement (“Rongentang Agreement”) with two parties (“Rongentang Shareholders”) unrelated to the Company or Xianning Xiangtian, who are shareholders of Hubei Rongentang Wine Co., Ltd. (“Wine Co.”) and Hubei Rongentang Herbal Wine Co., Ltd. (“Herbal Wine Co.” and collectively with Wine Co., the “Rongentang”), each a limited liability company incorporated in the People’s Republic of China (“PRC”). Wine Co. is engaged in the business of manufacturing and sales of compound wine products and Herbal Wine Co. is engaged in the business of manufacturing and sales of herbal wine products.

Pursuant to the Rongentang Agreement, Xianning Xiangtian will acquire 90% of the equity interests in each of Wine Co. and Herbal Wine Co. (“Transactions”) for a total cash consideration of RMB67.5 million (approximately $9,786,488) (“Total Consideration”), the full amount of which will be contributed into Wine Co. RMB60 million (approximately $8,699,100) (the “Initial Payment”) of the Total Consideration will be deposited into an escrow account within three days after the Effective Date, pursuant to the Rongentang Agreement and an escrow agreement, dated December 14, 2018, by and among Xianning Xiangtian, the Rongentang Shareholders and Xianning Wenquan Branch of Agricultural Bank of China, as escrow agent (the “Escrow Agreement”). The Rongentang Shareholders will complete the equity interest transfer registration with relevant PRC government authorities (“Transfer Registration”) within 30 days after the deposit of the Initial Payment. Upon the completion of the Transfer Registration (the “Closing”), Xianning Xiangtian will be entitled to vote and receive profits based on its equity ownership in Wine Co. and Herbal Wine Co. The Initial Payment will be released to Wine Co. to pay the amounts owed to the Rongentang Shareholders within seven days following the completion of the Transfer Registration.

Under the Rongentang Agreement, Rongentang Shareholders are also obligated to complete the title transfer procedures with the PRC government authorities for all the real property and land use rights possessed by Rongentang to Wine Co. (“Title Transfer”) from the owner of such real property and land use rights, Xianning Rongentang Wine Co., Ltd. (“Xianning Rongentang”), an entity controlled by the Rongentang Shareholders, within 90 days after the Transfer Registration. In addition, Rongentang Shareholders will assist Rongentang to obtain a three-year royalty-free license from Xianning Rongentang, the owner of the trademark “Rongentang,” to use such trademark. Xianning Xiangtian will pay the remaining RMB7.5 million (approximately $1,087,388) of the Total Consideration to Wine Co. within 30 days after the completion of the Title Transfer and the grant of the license to use the “Rongentang” trademark.

Rongentang Shareholders will be responsible for taxes and undisclosed liabilities of Rongentang prior to the Closing, including but not limited to, the guarantee liability of Wine Co. under certain loan agreement, pursuant to which a security interest in the real property possessed by Rongentang was granted to secure the repayment of a loan of a party related to Rongentang Shareholders of up to RMB10 million (approximately $1,449,850) to a PRC commercial bank. The parties agreed that RMB10 million (approximately $1,449,850) out of the funds received by the Rongentang Shareholders in connection with the Transactions would be used to pay off this loan.

The Rongentang Agreement contains customary representations and warranties of Xianning Xiangtian and Rongentang Shareholders. The Rongentang Agreement may be terminated by either party if (i) there is any material breach that would adversely affect the parties’ pecuniary interests and defeat the purposes of the Rongentang Agreement, (ii) the breaching party could not cure any breach within 15 days of written demand from the non-breaching party for obligations under the Rongentang Agreement, or (iii) there has been an omission or misstatement in the representations and warranties by the parties or documents submitted in connection with the Transactions.

The foregoing description of the Rongentang Agreement and the Escrow Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Rongentang Agreement and the Escrow Agreement, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
10.1	Equity Investment Agreement, dated as of December 14, 2018, by and among Xianning Xiangtian Energy Holding Group Co. Ltd., Shuiqing Zhen and Dahuan Chen
10.2	Equity Investment Fund Escrow Agreement, dated as of December 14, 2018, by and among Shuiqing Zhen, Dahuan Chen, Xianning Xiangtian Energy Holding Group Co. Ltd. and Xianning Wenquan Branch of Agricultural Bank of China

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XT Energy Group, Inc.

Date: December 20, 2018	By:	/s/ Zhou Deng Hua
Name: Zhou Deng Hua
Title: Chief Executive Officer

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